Filed Pursuant to Rule 424(b)(3)

Registration No. 333-233711

PROSPECTUS

Up to 707,750 Shares

Common Stock

This prospectus relates to the sale of 707,750 shares of our common stock by Lincoln Park Capital Fund, LLC, or Lincoln Park or the selling stockholder.

The shares of common stock being offered by the selling stockholder have been or may be purchased pursuant to the purchase agreement, dated June 6, 2019, that we entered into with Lincoln Park.  See “The Lincoln Park Transaction” for a description of the purchase agreement and “selling stockholder” for additional information regarding Lincoln Park. The prices at which Lincoln Park may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares of common stock by the selling stockholder.

The selling stockholder may sell or otherwise dispose of the shares of common stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the selling stockholder may sell or otherwise dispose of the shares of common stock being registered pursuant to this prospectus. The selling stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.

The selling stockholder will pay all brokerage fees and commissions and similar expenses. We will pay the expenses (except brokerage fees and commissions and similar expenses) incurred in registering the shares, including legal and accounting fees. See “Plan of Distribution”.

Our common stock is listed on the Nasdaq Capital Market under the symbol “WWR”. On September 9, 2019, the last reported sale price of our common stock on the Nasdaq Capital Market was $3.10 per share.

You should read this prospectus and any prospectus supplement, together with additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information,” carefully before you invest in any of our securities.

Investing in our securities involves a high degree of risk. These risks are described in the “Risk Factors” section on page 8 of this prospectus. You should also consider the risk factors described or referred to in any documents incorporated by reference in this prospectus, and in an applicable prospectus supplement, before investing in these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated September 20, 2019

TABLE OF CONTENTS

Page

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS1

PROSPECTUS SUMMARY3

RISK FACTORS8

THE LINCOLN PARK TRANSACTION10

USE OF PROCEEDS16

MARKET FOR COMMON STOCK AND DIVIDEND POLICY16

SELLING STOCKHOLDER16

PLAN OF DISTRIBUTION18

DESCRIPTION OF COMMON STOCK19

LEGAL MATTERS21

EXPERTS21

WHERE YOU CAN FIND MORE INFORMATION21

INFORMATION INCORPORATED BY REFERENCE22

We have not, and the selling stockholder has not, authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus or in any supplement to this prospectus or free writing prospectus, and neither we nor the selling stockholder takes any responsibility for any other information that others may give you. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, the securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement or free writing prospectus is accurate as of any date other than the date on the front cover of those documents, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus relates to the offering of our common stock. Before buying any of our common stock, you should carefully read this prospectus, any supplement to this prospectus, the information and documents incorporated herein by reference and the additional information under the heading “Where You Can Find More Information” and “Information Incorporated by Reference.” These documents contain important information that you should consider when making your investment decision.

References to the “Company,” “Westwater,” “WWR,” “we,” “our” and “us” in this prospectus are to Westwater Resources, Inc. and its consolidated subsidiaries, unless the context otherwise requires. This document includes trade names and trademarks of other companies. All such trade names and trademarks appearing in this document are the property of their respective holders.

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DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we have incorporated by reference contain forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Forward-looking statements convey our current expectations or forecasts of future events. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are generally identifiable by use of the words “estimate,” “project,” “believe,” “intend,” “plan,” “anticipate,” “expect” and similar expressions. These forward-looking statements include management’s expectations regarding our adequacy of funding, liquidity, burn rate, exploration plans, capital requirements, timing of receipt of mining permits and access rights, acquisition or partnering opportunities, sales or exchanges, production capacity of mining operations for properties in South Texas, New Mexico, Alabama, Utah and Nevada and planned dates for commencement of production at such properties. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Actual results could differ materially from those in forward-looking statements because of, among other reasons, the factors described below and in the periodic reports that we file with the SEC from time to time, including Forms 10-K, 10-Q and 8-K and any amendments thereto. The forward-looking statements are not guarantees of future performance. They are based on numerous assumptions that we believe are reasonable, but they are open to a wide range of uncertainties and business risks.

Key factors that could cause actual results to be different than expected or anticipated include, but are not limited to:

•the availability of capital to the Company;

•the spot prices and long-term contract prices of graphite, vanadium, lithium and uranium;

•the ability of Westwater to enter into and successfully close acquisitions, dispositions or other material transactions;

•government regulation of the mining industry and the nuclear power industry in the United States;

•operating conditions at our mining projects;

•the world-wide supply and demand of graphite, vanadium, lithium and uranium;

•weather conditions;

•unanticipated geological, processing, regulatory and legal or other problems we may encounter;

•the results of our exploration activities, and the possibility that future exploration results may be materially less promising than initial exploration result;

•any graphite, vanadium, lithium or uranium discoveries not being in high enough concentration to make it economic to extract the metals;

•currently pending or new litigation or arbitration;

•our ability to maintain and timely receive mining and other permits from regulatory agencies; and

•the risks set forth under the caption “Risk Factors” herein and in our most recent Annual Report on Form 10-K and our other filings with the SEC.

In light of these risks, uncertainties and assumptions, you are cautioned not to place undue reliance on forward-looking statements, which are inherently unreliable and speak only as of the date of this prospectus, any accompanying prospectus supplement or free writing prospectus, or any document incorporated by reference in this prospectus. When considering forward-looking statements, you should keep in mind the cautionary statements in this prospectus, any accompanying prospectus supplement or free writing prospectus, and the documents incorporated by reference in this prospectus. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in or incorporated by reference in this prospectus or any accompanying prospectus supplement or free writing prospectus might not occur.

PROSPECTUS SUMMARY

This summary highlights selected information about Westwater Resources, Inc. and this offering of common stock. This summary does not contain all of the information that may be important to you in making an investment decision. For a more complete understanding of Westwater Resources, Inc. you should read carefully this entire prospectus, including the “Risk Factors” section and the other documents we refer to and incorporate by reference. Unless otherwise indicated, “common stock” means our common stock, par value $0.001 per share. Unless otherwise noted, all share and per share information has been adjusted to reflect the one-for-fifty reverse stock split of our common stock that became effective following the close of trading on April 22, 2019.

Westwater Resources Overview

Westwater Resources, Inc. is a 40-year-old public company trading on the Nasdaq stock exchange under the symbol “WWR.” Originally incorporated in 1977 as Uranium Resources, Inc. to mine uranium in Texas, our company has been reborn as a diversified energy materials developer. Westwater now has a presence in uranium, lithium exploration, and battery-graphite materials after its acquisition of Alabama Graphite Corp. (“AGC” or “Alabama Graphite”) in April 2018. In addition, Westwater recently discovered significant vanadium concentrations at the Coosa Project in Alabama and has an exploration plan available to further investigate the size and extent of those concentrations.

Westwater holds battery-graphite development properties in Alabama, exploration properties with lithium exploration potential in Nevada and Utah, two idled uranium production properties in Texas and several uranium properties in Texas and New Mexico. Westwater ceased uranium production in 2009 due to reductions in the price of uranium, although Westwater’s uranium properties and facilities in Texas can be restarted once the price of uranium recovers to acceptable levels.

Effective August 21, 2017, we amended our certificate of incorporation to change our name from Uranium Resources, Inc. to Westwater Resources, Inc. to reflect our broader focus on energy materials exploration and development. Our principal executive offices are located at 6950 South Potomac Street, Suite 300, Centennial, Colorado 80112, and our telephone number is (303) 531-0516. Our website is located at www.westwaterresources.net. Information contained on our website or that can be accessed through our website is not incorporated by reference into this prospectus.

For additional information as to our business, properties and financial condition, please refer to the documents cited in “Where You Can Find More Information.”

The Purchase Agreement with Lincoln Park

On June 6, 2019, we entered into a purchase agreement with Lincoln Park, which we refer to in this prospectus as the Purchase Agreement, pursuant to which Lincoln Park has agreed to purchase from us up to an aggregate of $10,000,000 of our common stock (subject to certain limitations) from time to time over the term of the Purchase Agreement. Also on June 6, 2019, we entered into a registration rights agreement with Lincoln Park, which we refer to in this prospectus as the Registration Rights Agreement, pursuant to which we filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-1 (File No. 333-232061), filed on June 11, 2019 and declared effective on June 18, 2019, registering the resale of up to 526,784 shares of common stock by Lincoln Park. In accordance with the Registration Rights Agreement, we have filed with the SEC an additional registration statement that includes this prospectus to register for resale under the Securities Act of 1933, as amended, or the Securities Act, up to an additional 707,750 shares of common stock that have been or may be issued to Lincoln Park under the Purchase Agreement.

We did not have the right to commence any sales of our common stock to Lincoln Park under the Purchase Agreement until all of the conditions set forth in the Purchase Agreement had been satisfied, including that the

SEC had declared effective a registration statement registering the shares being issued and sold to Lincoln Park, which we refer to in this prospectus as the Commencement. The conditions set forth in the Purchase Agreement were satisfied on June 24, 2019. Thereafter, we may, from time to time and at our sole discretion for a period of 24-months, on any business day that we select, direct Lincoln Park to purchase up to 20,000 shares of common stock, which amounts may be increased depending on the market price of our common stock at the time of sale, which we refer to in this prospectus as “regular purchases.” In addition, at our discretion, Lincoln Park has committed to purchase other “accelerated amounts” and/or “additional accelerated amounts” under certain circumstances. We will control the timing and amount of any sales of our common stock to Lincoln Park. The purchase price of the shares that may be sold to Lincoln Park in regular purchases under the Purchase Agreement will be based on an agreed upon fixed discount to the market price of our common stock immediately preceding the time of sale as computed under the Purchase Agreement. The purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the business days used to compute such price. We may at any time in our sole discretion terminate the Purchase Agreement without fee, penalty or cost upon one business day notice. There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement, other than a prohibition on our entering into certain types of transactions that are defined in the Purchase Agreement as “Variable Rate Transactions.” Lincoln Park may not assign or transfer its rights and obligations under the Purchase Agreement.

As of September 9, 2019, there were 2,124,995 shares of our common stock outstanding, of which 2,123,399 shares were held by non-affiliates. As of the date of this prospectus, we have already received $1,875,487 from the sale of 526,784 shares of common stock to Lincoln Park which were registered on a registration statement on Form S-1 (File No. 333-232061). Although the Purchase Agreement provides that we may sell up to an aggregate of $10,000,000 of our common stock to Lincoln Park, only 707,750 shares of our common stock are being offered under this prospectus, which represents shares which may be issued to Lincoln Park in the future under the Purchase Agreement, if and when we sell shares to Lincoln Park under the Purchase Agreement. Depending on the market prices of our common stock at the time we elect to issue and sell shares to Lincoln Park under the Purchase Agreement, we may need to register for resale under the Securities Act additional shares of our common stock in order to receive aggregate gross proceeds equal to the $10,000,000 total commitment available to us under the Purchase Agreement. We have previously received $1,875,487 in aggregate gross proceeds from prior sales of 526,784 shares under the Purchase Agreement. We have $8,124,513 of gross proceeds remaining from any sales to Lincoln Park under the Purchase Agreement.  If all of the 707,750 shares offered by Lincoln Park under this prospectus were issued and outstanding as of the date hereof, such shares would represent approximately 25.0% of the total number of shares of our common stock outstanding and approximately 25.0% of the total number of outstanding shares held by non-affiliates, in each case as of the date hereof. If we elect to issue and sell more than the 707,750 shares offered under this prospectus to Lincoln Park, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by Lincoln Park is dependent upon the number of shares we sell to Lincoln Park under the Purchase Agreement.

Under applicable rules of The Nasdaq Capital Market, in no event may we issue or sell to Lincoln Park under the Purchase Agreement more than 19.99% of the shares of our common stock outstanding immediately prior to the execution of the Purchase Agreement (which was 319,643 shares based on 1,598,218 shares outstanding immediately prior to the execution of the Purchase Agreement), which limitation we refer to as the Exchange Cap, unless (i) we obtain stockholder approval to issue shares of common stock in excess of the Exchange Cap or (ii) the average price of all applicable sales of common stock to Lincoln Park under the Purchase Agreement equals or exceeds $5.02 (which represents the closing price on the trading day immediately preceding the signing of the Purchase Agreement, June 5, 2019), such that issuances and sales of our common stock to Lincoln Park under the Purchase Agreement would be exempt from the Exchange Cap limitation under applicable Nasdaq rules. On August 6, 2019, our stockholders approved the issuance of up to 3,200,000 shares of our common stock under the Purchase Agreement. In any event, the Purchase Agreement specifically provides that we may not issue or sell any shares of our common stock under the Purchase Agreement if such issuance or sale would breach any applicable Nasdaq rules.

The Purchase Agreement also prohibits us from directing Lincoln Park to purchase any shares of common stock if those shares, when aggregated with all other shares of our common stock then beneficially owned by Lincoln Park and its affiliates, would result in Lincoln Park and its affiliates having beneficial ownership, at any single point in time, of more than 9.99% of the then total outstanding shares of our common stock, as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Rule 13d-3 thereunder, which limitation we refer to as the Beneficial Ownership Cap.

Issuances of our common stock in this offering will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of common stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to Lincoln Park.

Recent Developments

On August 6, 2019, the Company held a special meeting of stockholders to seek approval for the issuance of shares to Lincoln Park under the Purchase Agreement in excess of the Exchange Cap. The stockholders approved the issuance of up to 3,200,000 shares of the Company’s common stock to Lincoln Park pursuant to the Purchase Agreement.

On March 5, 2019, the Company entered into an Asset Purchase Agreement with Uranium Royalty (USA) Corp. and Uranium Royalty Corp. (together “URC”) for the sale of four of its royalty interests on future uranium production from mineral properties located in South Dakota, Wyoming and New Mexico, as well as the remaining amount of a promissory note in the amount of $2.0 million, for $2.75 million, including $0.5 million paid at signing. On June 28, 2019, the Company and URC entered into an amendment to the Asset Purchase Agreement, which extended the date for closing from July 31, 2019 to August 30, 2019. In addition, URC delivered an additional $1.0 million as deposit to the Company upon signing the amendment, increasing the total deposit to $1.5 million. The transaction closed on August 30, 2019, on which date the Company transferred ownership of the royalties and promissory note in exchange for the final payment of $1.25 million.

Summary of the Offering

The following summary contains basic information about the offering and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the securities being offered by the selling stockholder, please refer to the section of this prospectus titled “Description of Securities.”

Common stock offered by the selling stockholder	707,750 shares
Common stock outstanding	2,124,995 shares of common stock
Use of proceeds

We will receive no proceeds from the sale of shares of common stock by Lincoln Park in this offering. We may receive up to $10,000,000 aggregate gross proceeds under the Purchase Agreement from any sales we make to Lincoln Park pursuant to the Purchase Agreement. We have previously received $1,875,487 in aggregate gross proceeds from prior sales of 526,784 shares under the Purchase Agreement. We have $8,124,513 of gross proceeds remaining from any sales to Lincoln Park under the Purchase Agreement and any proceeds that we receive from such sales will be used for working capital and general corporate purposes. See “Use of Proceeds.”

Nasdaq Capital Market symbol	“WWR”
Risk Factors

See “Risk Factors” beginning on page 8 of this prospectus and the other information included in, or incorporated by reference into, this prospectus for a discussion of certain factors you should carefully consider before deciding to invest in our securities.

The number of shares of common stock is based on 2,124,995 shares outstanding as of September 9, 2019, and excludes:

•39,488 shares of common stock issuable upon the exercise of options outstanding as of August 31, 2019;

•197,622 shares of common stock issuable upon exercise of warrants outstanding as of August 31, 2019, including warrants to purchase 182,515 shares of our common stock held by Lincoln Park;

•1,695 shares issuable upon the vesting of restricted stock units outstanding as of August 31, 2019; and

•45,336 additional shares of common stock reserved for future issuance under our 2013 Omnibus Incentive Plan, as amended, as of April 18, 2019.

Summary Consolidated Financial Data

The summary data presented below as of and for the two years ended December 31, 2018 have been derived from our audited consolidated financial statements incorporated by reference into this prospectus and include adjustments to reflect the one-for-fifty reverse stock split of our common stock that became effective following the close of trading on April 22, 2019. The summary data presented below as of June 30, 2019 and for the six months ended June 30, 2019 and June 30, 2018 has been derived from our unaudited consolidated financial statements incorporated by reference into this prospectus and include adjustments to reflect the one-for-fifty reverse stock split of our common stock that became effective following the close of trading on April 22, 2019. You should read the summary of our consolidated financial data set forth below together with the more detailed information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes contained in our Annual Report on Form 10-K for the year ended December 31, 2018 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, as filed with the SEC on February 15, 2019 and August 7, 2019, respectively, which are incorporated by reference into this prospectus. Our historical financial data may not be indicative of the results of operations or financial position to be expected in the future.

	For the six months ended June 30,		For the years ending December 31,
(USD in thousands)	2019	2018	2019	2018
Results of operations
Net loss	$(5,949)	$(23,876)	$(35,684)	$(19,288)
Basic and diluted loss per share	$(3.95)	$(35.14)	$(38.47)	$(38.99)

	As of June 30,	As of December 31,
(USD in thousands)	2019	2018	2017
Financial position
Cash and cash equivalents	$1,156	$1,577	$4,054
Working capital	$(2,673)	$1,008	$3,865
Net property, plant and equipment	$20,505	$20,553	$35,409
Total assets	$28,216	$29,958	$50,238
Total liabilities	$12,116	$9,167	$9,121
Total stockholders’ equity	$16,100	$20,791	$41,117

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described below, as well as the risks described under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018 and in the other filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we have incorporated herein by reference. Our business, financial condition, results of operations and cash flows could be materially adversely affected by any of these risks, and the market or trading price of our common stock could decline due to any of these risks. In addition, please read “Disclosure Regarding Forward-Looking Statements” in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.

Risks Related to this Offering and Ownership of Our Common Stock

The sale or issuance of our common stock to Lincoln Park may cause dilution and the sale of the shares of common stock acquired by Lincoln Park, or the perception that such sales may occur, could cause the price of our common stock to fall.

On May 30, 2019, we issued 104,294 shares of our common stock and warrants to purchase up to 182,515 shares of our common stock to Lincoln Park in a private placement we completed on May 30, 2019.  The warrants have an exercise price of $5.062 per share (subject to pro rata adjustments for stock dividends, stock splits, recapitalizations and similar transactions) and will become exercisable upon the six-month anniversary of the closing date (i.e., November 30, 2019) and thereafter at any time during the five-year period following such date.

Separately, on June 6, 2019, we entered into the Purchase Agreement with Lincoln Park, pursuant to which Lincoln Park has committed to purchase up to $10,000,000 of our common stock. The shares of our common stock that may be issued under the Purchase Agreement may be sold by us to Lincoln Park at our discretion from time to time over a 24-month period commencing after the satisfaction of certain conditions set forth in the Purchase Agreement, which conditions were satisfied on June 24, 2019. We have previously received $1,875,487 in aggregate gross proceeds from prior sales of 526,784 shares under the Purchase Agreement. The purchase price for the shares that we may sell to Lincoln Park under the Purchase Agreement will fluctuate based on the price of our common stock. Depending on market liquidity at the time, sales of such shares may cause the trading price of our common stock to fall.

We generally have the right to control the timing and amount of any future sales of our shares to Lincoln Park. Additional sales of our common stock, if any, to Lincoln Park will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Lincoln Park all, some or none of the shares of our common stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell shares to Lincoln Park, after Lincoln Park has acquired the shares, Lincoln Park may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to Lincoln Park by us could result in substantial dilution to the interests of other holders of our common stock. Additionally, the sale of a substantial number of shares of our common stock to Lincoln Park, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

We may require additional financing to sustain our operations, without which we may not be able to continue operations, and the terms of subsequent financings may adversely impact our stockholders.

We may direct Lincoln Park to purchase up to $10,000,000 worth of shares of our common stock under our agreement over a 24-month period generally in amounts up to 20,000 shares of our common stock, which may be increased to up to 50,000 shares of our common stock depending on the market price of our common stock at the time of sale, and, in each case, subject to a maximum limit of $600,000 per purchase, on any single business day (such share amounts being subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction as provided in the Purchase Agreement). Assuming a purchase price of $3.10 per share (the closing sale price of the common stock on September 9, 2019) and the purchase by Lincoln Park of 707,750 purchase shares, proceeds to us would only be $2,194,025, which amount is in addition to the $1,875,487 we have already received from the sale of 526,784 shares of our common stock to Lincoln Park as of the date of this prospectus.

The extent we rely on Lincoln Park as a source of funding will depend on a number of factors including, the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources. If obtaining sufficient funding from Lincoln Park were to prove unavailable or prohibitively dilutive, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we sell all $10,000,000 under the Purchase Agreement to Lincoln Park, we may still need additional capital to finance our future production plans and working capital needs, and we may have to raise funds through the issuance of equity or debt securities. Depending on the type and the terms of any financing we pursue, stockholders’ rights and the value of their investment in our common stock could be reduced. A financing could involve one or more types of securities including common stock, convertible debt or warrants to acquire common stock. These securities could be issued at or below the then prevailing market price for our common stock. We currently have no authorized preferred stock. In addition, if we issue secured debt securities, the holders of the debt would have a claim to our assets that would be prior to the rights of stockholders until the debt is paid. Interest on these debt securities would increase costs and negatively impact operating results. If the issuance of new securities results in diminished rights to holders of our common stock, the market price of our common stock could be negatively impacted.

Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

Our management will have broad discretion over the use of the net proceeds from our sale of shares of common stock to Lincoln Park, you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management will have broad discretion as to the use of the net proceeds from our sale of shares of common stock to Lincoln Park, and we could use them for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

The Company has no history of paying dividends on its common stock, and we do not anticipate paying dividends in the foreseeable future.

The Company has not previously paid dividends on its common stock. We currently anticipate that we will retain all of our available cash, if any, for use as working capital and for other general corporate purposes. Any payment of future dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applicable to the payment of dividends and other considerations that our Board of Directors deems relevant. Investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize a return on their investment.

THE LINCOLN PARK TRANSACTION

General

On June 6, 2019, we entered into a purchase agreement with Lincoln Park, which we refer to in this prospectus as the Purchase Agreement, pursuant to which Lincoln Park has agreed to purchase from us up to an aggregate of $10,000,000 of our common stock (subject to certain limitations) from time to time over the term of the Purchase Agreement. Also on June 6, 2019, we entered into a registration rights agreement with Lincoln Park, which we refer to in this prospectus as the Registration Rights Agreement, pursuant to which we filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-1 (File No. 333-232061), filed on June 11, 2019 and declared effective on June 18, 2019, registering the resale of up to 526,784 shares of common stock by Lincoln Park. In accordance with the Registration Rights Agreement, we have filed with the SEC an additional registration statement that includes this prospectus to register for resale under the Securities Act of 1933, as amended, or the Securities Act, up to an additional 707,750 shares of common stock that have been or may be issued to Lincoln Park under the Purchase Agreement.

We did not have the right to commence any sales of our common stock to Lincoln Park under the Purchase Agreement until all of the conditions set forth in the Purchase Agreement had been satisfied, including that the SEC had declared effective a registration statement registering the shares being issued and sold to Lincoln Park, which we refer to in this prospectus as the Commencement. The conditions set forth in the Purchase Agreement were satisfied on June 24, 2019. Thereafter, we may, from time to time and at our sole discretion for a period of 24-months, on any business day that we select, direct Lincoln Park to purchase up to 20,000 shares of common stock, which amounts may be increased depending on the market price of our common stock at the time of sale, which we refer to in this prospectus as “regular purchases.” In addition, at our discretion, Lincoln Park has committed to purchase other “accelerated amounts” and/or “additional accelerated amounts” under certain circumstances. We will control the timing and amount of any sales of our common stock to Lincoln Park. The purchase price of the shares that may be sold to Lincoln Park in regular purchases under the Purchase Agreement will be based on an agreed upon fixed discount to the market price of our common stock immediately preceding the time of sale as computed under the Purchase Agreement. The purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the business days used to compute such price. We may at any time in our sole discretion terminate the Purchase Agreement without fee, penalty or cost upon one business day notice. There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement, other than a prohibition on our entering into certain types of transactions that are defined in the Purchase Agreement as “Variable Rate Transactions.” Lincoln Park may not assign or transfer its rights and obligations under the Purchase Agreement.

As of September 9, 2019, there were 2,124,995 shares of our common stock outstanding, of which 2,123,399 shares were held by non-affiliates. Although the Purchase Agreement provides that we may sell up to $10,000,000 of our common stock to Lincoln Park, only 707,750 shares of our common stock are being offered under this prospectus, which represents shares which may be issued to Lincoln Park in the future under the Purchase Agreement, if and when we sell shares to Lincoln Park under the Purchase Agreement. Depending on the market prices of our common stock at the time we elect to issue and sell shares to Lincoln Park under the Purchase Agreement, we may need to register for resale under the Securities Act additional shares of our common stock in order to receive aggregate gross proceeds equal to the $10,000,000 total commitment available to us under the Purchase Agreement. If all of the 707,750 shares offered by Lincoln Park under this prospectus were issued and outstanding as of the date hereof, such shares would represent approximately 25.0% of the total number of shares of our common stock outstanding and approximately 25.0% of the total number of outstanding shares held by non-affiliates, in each case as of the date hereof. If we elect to issue and sell more than the 707,750 shares offered under this prospectus to Lincoln Park, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by Lincoln Park is dependent upon the number of shares we sell to Lincoln Park under the Purchase Agreement.

Under applicable rules of The Nasdaq Capital Market, in no event may we issue or sell to Lincoln Park under the Purchase Agreement more than 19.99% of the shares of our common stock outstanding immediately prior to the execution of the Purchase Agreement (which was 319,643 shares based on 1,598,218 shares outstanding immediately prior to the execution of the Purchase Agreement), which limitation we refer to as the Exchange Cap, unless (i) we obtain stockholder approval to issue shares of common stock in excess of the Exchange Cap or (ii) the average price of all applicable sales of common stock to Lincoln Park under the Purchase Agreement equals or exceeds $5.02 (which represents the closing price on the trading day immediately preceding the signing of the Purchase Agreement, June 5, 2019), such that issuances and sales of our common stock to Lincoln Park under the Purchase Agreement would be exempt from the Exchange Cap limitation under applicable Nasdaq rules. On August 6, 2019, we held a special meeting of stockholders to seek approval for the issuance of shares to Lincoln Park under the Purchase Agreement in excess of the Exchange Cap. Our stockholders approved the issuance of up to 3,200,000 shares of our common stock to Lincoln Park pursuant to the Purchase Agreement. In any event, the Purchase Agreement specifically provides that we may not issue or sell any shares of our common stock under the Purchase Agreement if such issuance or sale would breach any applicable Nasdaq rules. As of the date of this prospectus, we have already received $1,875,487 from the sale of 526,784 shares of common stock which were sold to Lincoln Park pursuant to the effective registration statement on Form S-1 (File No. 333-232061) filed on June 11, 2019 and declared effective on June 18, 2019.

The Purchase Agreement also prohibits us from directing Lincoln Park to purchase any shares of common stock if those shares, when aggregated with all other shares of our common stock then beneficially owned by Lincoln Park and its affiliates, would result in Lincoln Park and its affiliates having beneficial ownership, at any single point in time, of more than 9.99% of the then total outstanding shares of our common stock, as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Rule 13d-3 thereunder, which limitation we refer to as the Beneficial Ownership Cap.

Issuances of our common stock in this offering will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of common stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to Lincoln Park.

Purchase of Shares Under the Purchase Agreement

Under the Purchase Agreement, upon Commencement, on any business day that we select, we may direct Lincoln Park to purchase up to 20,000 shares of our common stock in a regular purchase on such business day, which is referred to as a Regular Purchase in this prospectus, provided, however, that (i) the Regular Purchase may be increased to up to 30,000 shares, provided that the closing sale price of our common stock is not below $7.00 on the purchase date, (ii) the Regular Purchase may be increased to up to 40,000 shares, provided that the closing sale price of our common stock is not below $8.00 on the purchase date, and (iii) the Regular Purchase may be increased to up to 50,000 shares, provided that the closing sale price of the common stock is not below $9.00 on the purchase date (such share amount limitation, the “Regular Purchase Share Limit”). In each case, Lincoln Park’s maximum commitment in any single Regular Purchase may not exceed $600,000. The Regular Purchase Share Limit is subject to proportionate adjustment in the event of a reorganization, recapitalization, non-cash dividend, stock split or other similar transaction; provided, that if after giving effect to such full proportionate adjustment, the adjusted Regular Purchase Share Limit would preclude us from requiring Lincoln Park to purchase common stock at an aggregate purchase price equal to or greater than $150,000 in any single Regular Purchase, then the Regular Purchase Share Limit will not be fully adjusted, but rather the Regular Purchase Share Limit for such Regular Purchase shall be adjusted as specified in the

Purchase Agreement, such that, after giving effect to such adjustment, the Regular Purchase Share Limit will be equal to (or as close as can be derived from such adjustment without exceeding) $150,000.

The purchase price per share for each such Regular Purchase will be equal to 93% of the lower of:

•the lowest sale price for our common stock on the purchase date of such shares; and

•the arithmetic average of the three lowest closing sale prices for our common stock during the 10 consecutive business days ending on the business day immediately preceding the purchase date of such shares.

In addition to Regular Purchases described above, we may also direct Lincoln Park, on any business day on which we have properly submitted a Regular Purchase notice directing Lincoln Park to purchase the maximum number of shares of our common stock that we are then permitted to include in a single Regular Purchase notice and the closing price of our common stock on such business day is not less than $1.00 per share (subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction as provided in the Purchase Agreement), to purchase an additional amount of our common stock, which we refer to as an Accelerated Purchase, not to exceed the lesser of:

•30% of the aggregate shares of our common stock traded during all or, if certain trading volume or market price thresholds specified in the Purchase Agreement are crossed on the applicable Accelerated Purchase date, which is defined as the next business day following the purchase date for the corresponding Regular Purchase, the portion of the normal trading hours on the applicable Accelerated Purchase date prior to such time that any one of such thresholds is crossed, which period of time on the applicable Accelerated Purchase date we refer to as the Accelerated Purchase Measurement Period; and

•three times the number of purchase shares purchased pursuant to the corresponding Regular Purchase.

The purchase price per share for each such Accelerated Purchase will be equal to the lower of:

•93% of the volume weighted average price of our common stock during the Accelerated Purchase Measurement Period on the applicable Accelerated Purchase date; and

•the closing sale price of our common stock on the applicable Accelerated Purchase date.

We may also direct Lincoln Park, not later than 1:00 p.m., Eastern time, on a business day on which an Accelerated Purchase has been completed and all of the shares to be purchased thereunder (and under the corresponding Regular Purchase) have been properly delivered to Lincoln Park in accordance with the Purchase Agreement prior to such time on such business day, and provided that the closing price of our common stock on the business day immediately preceding such business day is not less than $1.00 per share (subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction as provided in the Purchase Agreement), to purchase an additional amount of our common stock, which we refer to as an Additional Accelerated Purchase, of up to the lesser of:

•30% of the aggregate shares of our common stock traded during a certain portion of the normal trading hours on such Accelerated Purchase date as determined in accordance with the Purchase Agreement, which period of time we refer to as the Additional Accelerated Purchase Measurement Period; and

•three times the number of purchase shares purchased pursuant to the Regular Purchase corresponding to the Accelerated Purchase that was completed on such Accelerated Purchase date on which an Additional Accelerated Purchase notice was properly received.

We may, in our sole discretion, submit multiple Additional Accelerated Purchase notices to Lincoln Park prior to 1:00 p.m., Eastern time, on a single Accelerated Purchase date, provided that all prior Accelerated Purchases and Additional Accelerated Purchases (including those that have occurred earlier on the same day) have been completed and all of the shares to be purchased thereunder (and under the corresponding Regular Purchase) have been properly delivered to Lincoln Park in accordance with the Purchase Agreement and the closing sale price of our common stock on the business day immediately preceding the delivery of multiple Additional Accelerated Purchase notices is greater than $1.00.

The purchase price per share for each such Additional Accelerated Purchase will be equal to the lower of:

•93% of the volume weighted average price of our common stock during the applicable Additional Accelerated Purchase Measurement Period on the applicable Additional Accelerated Purchase date; and

•the closing sale price of our common stock on the applicable Additional Accelerated Purchase date.

In the case of the Initial Purchase, Regular Purchases, Accelerated Purchases and Additional Accelerated Purchases, the purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during the business days used to compute the purchase price.

Other than as described above, there are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Lincoln Park.

Events of Default

Events of default under the Purchase Agreement include the following:

•the effectiveness of the registration statement of which this prospectus forms a part lapses for any reason (including, without limitation, the issuance of a stop order), or any required prospectus supplement and accompanying prospectus are unavailable for the resale by Lincoln Park of our common stock offered hereby, and such lapse or unavailability continues for a period of 10 consecutive business days or for more than an aggregate of 30 business days in any 365-day period;

•suspension by our principal market of our common stock from trading for a period of one business day;

•the de-listing of our common stock from The Nasdaq Capital Market, our principal market, provided our common stock is not immediately thereafter trading on the New York Stock Exchange, the Nasdaq Global Market, the Nasdaq Global Select Market, the NYSE American, the NYSE Arca, the OTC Bulletin Board or OTC Markets (or nationally recognized successor thereto);

•the failure of our transfer agent to issue to Lincoln Park shares of our common stock within two business days after the applicable date on which Lincoln Park is entitled to receive such shares;

•any breach of the representations or warranties or covenants contained in the Purchase Agreement or Registration Rights Agreement that has or could have a material adverse effect on us and, in the case of a breach of a covenant that is reasonably curable, that is not cured within five business days;

•any voluntary or involuntary participation or threatened participation in insolvency or bankruptcy proceedings by or against us;

•if at any time we are not eligible to transfer our common stock electronically; or

•if at any time the Exchange Cap is reached, to the extent applicable.

Lincoln Park does not have the right to terminate the Purchase Agreement upon any of the events of default set forth above. During an event of default, all of which are outside of Lincoln Park’s control, we may not direct Lincoln Park to purchase any shares of our common stock under the Purchase Agreement.

Our Termination Rights

We have the unconditional right, at any time, for any reason and without any payment or liability to us, to give notice to Lincoln Park to terminate the Purchase Agreement. In the event of bankruptcy proceedings by or against us, the Purchase Agreement will automatically terminate without action of any party.

No Short-Selling or Hedging by Lincoln Park

Lincoln Park has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Purchase Agreement.

Prohibitions on Variable Rate Transactions

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement other than a prohibition on entering into a “Variable Rate Transaction,” as defined in the Purchase Agreement.

Effect of Performance of the Purchase Agreement on Our Stockholders

All 707,750 shares registered in this offering which have been or may be issued or sold by us to Lincoln Park under the Purchase Agreement are expected to be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to 24-months commencing after the satisfaction of certain conditions set forth in the Purchase Agreement, which conditions were satisfied on June 24, 2019. The sale by Lincoln Park of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile. Sales of our common stock to Lincoln Park, if any, will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Lincoln Park all, some or none of the additional shares of our common stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell shares to Lincoln Park, after Lincoln Park has acquired the shares, Lincoln Park may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to Lincoln Park by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. In addition, if we sell a substantial number of shares to Lincoln Park under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Lincoln Park may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any additional sales of our shares to Lincoln Park and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

Pursuant to the terms of the Purchase Agreement, we have the right, but not the obligation, to direct Lincoln Park to purchase up to $10,000,000 of our common stock. Depending on the price per share at which we sell our common stock to Lincoln Park pursuant to the Purchase Agreement, we may need to sell to Lincoln Park under the Purchase Agreement more shares of our common stock than are offered under this prospectus in order to receive aggregate gross proceeds equal to the $10,000,000 total commitment available to us under the Purchase Agreement. If we choose to do so, we must first register for resale under the Securities Act such additional shares of our common stock, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by Lincoln Park under this prospectus is dependent upon the number of shares we direct Lincoln Park to purchase under the Purchase Agreement.

The Purchase Agreement prohibits us from issuing or selling to Lincoln Park under the Purchase Agreement (i) shares of our common stock in excess of the Exchange Cap, unless we obtain stockholder approval to issue shares in excess of the Exchange Cap or the average price of all applicable sales of our common stock to Lincoln Park under the Purchase Agreement equals or exceeds $5.02, such that the transactions contemplated by the Purchase Agreement are exempt from the Exchange Cap limitation under applicable Nasdaq rules, and (ii) any shares of our common stock if those shares, when aggregated with all other shares of our common stock then beneficially owned by Lincoln Park and its affiliates, would exceed the Beneficial Ownership Cap. On August 6, 2019, we held a special meeting of stockholders to seek approval for the issuance of shares to Lincoln Park under the Purchase Agreement in excess of the Exchange Cap. Our stockholders approved the issuance of up to 3,200,000 shares of our common stock to Lincoln Park pursuant to the Purchase Agreement. We would seek additional stockholder approval before issuing more than such 3,200,000 shares. In addition, we would also seek additional stockholder approval before agreeing to any increase in the value of the shares of common stock we may issue to Lincoln Park under the Purchase Agreement above $10,000,000.

The following table sets forth the amount of gross proceeds we would receive from Lincoln Park from our sale of shares to Lincoln Park under the Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Share	Number of Registered Shares to be Issued if Full Purchase(1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to Lincoln Park(2)	Proceeds from the Sale of Shares to Lincoln Park Under the Purchase Agreement
$1.00	707,750	25.0%	$707,750
$3.10(3)	707,750	25.0%	$2,194,025
$8.00	707,750	25.0%	$5,662,000
$12.00	677,043	24.2%	$8,124,513
$20.00	406,226	16.0%	$8,124,513

(1)Although the Purchase Agreement provides that we may sell up to $10,000,000 of our common stock to Lincoln Park, we are only registering 707,750 shares under this prospectus, which may or may not cover all the shares we ultimately sell to Lincoln Park under the Purchase Agreement, depending on the purchase price per share. As of the date of this prospectus, we have already received $1,875,487 from the sale of 526,784 shares of common stock to Lincoln Park which were sold to Lincoln Park pursuant to a registration statement on Form S-1 (File No. 333-232061) filed on June 11, 2019 and declared effective on June 18, 2019. On August 6, 2019, our stockholders approved the issuance of up to 3,200,000 shares of our common stock to Lincoln Park pursuant to the Purchase Agreement. We would seek additional stockholder approval before issuing more than such 3,200,000 shares.

(2)The denominator is based on 2,124,995 shares outstanding as of September 9, 2019, adjusted to include the number of shares set forth in the adjacent column which we would have sold to Lincoln Park, assuming the purchase price in the adjacent column. The numerator is based on the number of shares issuable under the Purchase Agreement at the corresponding assumed purchase price set forth in the adjacent column. The table does not give effect to the prohibition contained in the Purchase Agreement that prevents us from selling and issuing to Lincoln Park shares such that, after giving effect to such sale and issuance, Lincoln Park and its affiliates would beneficially own more than 9.99% of the then outstanding shares of our common stock.

(3)The closing sale price of our shares on September 9, 2019.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by Lincoln Park. We will receive no proceeds from the sale of shares of common stock by Lincoln Park in this offering. We may receive up to $10,000,000 aggregate gross proceeds under the Purchase Agreement from any sales we make to Lincoln Park pursuant to the Purchase Agreement. We estimate that the net proceeds to us from the sale of our common stock to Lincoln Park pursuant to the Purchase Agreement would be up to $9.9 million over an approximately 24-month period, assuming that we sell the full amount of our common stock that we have the right, but not the obligation, to sell to Lincoln Park under the Purchase Agreement, and after other estimated fees and expenses. See “Plan of Distribution” elsewhere in this prospectus for more information. As of the date of this prospectus, we have $8,124,513 of aggregate proceeds remaining having already received $1,875,487 from the sale of 526,784 shares of common stock to Lincoln Park exclusive of the 707,750 shares of common stock registered hereunder.

We expect to use any proceeds that we receive under the Purchase Agreement for working capital and general corporate purposes. It is possible that no shares will be issued under the Purchase Agreement.

MARKET FOR COMMON STOCK AND DIVIDEND POLICY

Our common stock is traded on the Nasdaq Capital Market under the symbol “WWR.” The last reported sale price of our common stock on September 9, 2019 on the Nasdaq Capital Market was $3.10 per share. As of February 15, 2019, there were 406 holders of record of our common stock.

Following the close of trading on April 22, 2019, the Company effected a one-for-fifty reverse stock split of its issued and outstanding common stock. The common stock commenced trading on the Nasdaq Capital Market on a split-adjusted basis upon the open of trading on April 23, 2019. Unless otherwise noted, all share and per share information in this prospectus has been adjusted to reflect the reverse stock split.

We have never declared or paid any cash dividend on our common stock, nor do we currently intend to pay any cash dividend on our common stock in the foreseeable future. We expect to retain our earnings, if any, for the growth and development of our business.

SELLING STOCKHOLDER

This prospectus relates to the possible resale by the selling stockholder, Lincoln Park, of shares of our common stock that have been or may be issued to Lincoln Park pursuant to the Purchase Agreement.  We are filing the registration statement of which this prospectus forms a part pursuant to the provisions of the Registration Rights Agreement, which we entered into with Lincoln Park on June 6, 2019, concurrently with our execution of the Purchase Agreement, in which we agreed to provide certain registration rights with respect to sales by Lincoln Park of the shares of our common stock that have been or may be issued to Lincoln Park under the Purchase Agreement.

Lincoln Park, as the selling stockholder, may, from time to time, offer and sell pursuant to this prospectus any or all of the shares that we may issue to Lincoln Park from time to time at our discretion under the Purchase Agreement.  The “selling stockholder” may sell some, all or none of its shares.  We do not know how long the selling stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares.

The following table presents information regarding the selling stockholder and the shares that it may offer and sell from time to time under this prospectus.  The table is prepared based on information supplied to us by the selling stockholder, and reflects its holdings as of September 9, 2019.  Neither Lincoln Park nor any of its affiliates has held a position or office, or had any other material relationship, with us or any of our predecessors or affiliates.  Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and Rule 13d-3 thereunder.  The percentage of shares beneficially owned prior to the offering is based on 2,124,995 shares of our common stock actually outstanding as of September 9, 2019.

Name	Shares Beneficially Owned Prior to Offering		Number of Shares Being Offered	Shares Beneficially Owned After Offering(1)
	Number	%		Number	%
Lincoln Park Capital Fund, LLC(2)	134,954(3)	6.4%(4)	707,750	134,954(3)	4.8%(5)

(1)Assumes the sale of all shares of common stock registered pursuant to this prospectus, although the selling stockholder is under no obligation known to us to sell any shares of common stock at this time.

(2)Josh Scheinfeld and Jonathan Cope, the Managing Members of Lincoln Park Capital, LLC, are deemed to be beneficial owners of all of the shares of common stock owned by Lincoln Park Capital Fund, LLC. Messrs. Cope and Scheinfeld have shared voting and investment power over the shares being offered under the prospectus filed with the SEC in connection with the transactions contemplated under the Purchase Agreement. Lincoln Park Capital, LLC is not a licensed broker dealer or an affiliate of a licensed broker dealer.

(3)Shares beneficially owned by Lincoln Park prior to the offering excludes the 707,750 shares of common stock being registered hereunder, which we may sell to Lincoln Park as purchase shares pursuant to the Purchase Agreement, because the issuance and sale of such shares is solely at our discretion and is subject to certain conditions precedent, the satisfaction of all of which are outside of Lincoln Park’s control, including the registration statement on Form S-1 of which this prospectus is a part becoming and remaining effective under the Securities Act.  Furthermore, under the terms of the Purchase Agreement, issuances and sales of shares of our common stock to Lincoln Park are subject to certain limitations on the amounts we may sell to Lincoln Park at any time, including the Exchange Cap and the Beneficial Ownership Cap.  See the description under the heading “Lincoln Park Transaction” for more information about the Purchase Agreement.  Shares beneficially owned by Lincoln Park prior to the offering also excludes the 182,515 shares of common stock underlying warrants which were issued to Lincoln Park on May 30, 2019 in a private placement transaction we completed on May 30, 2019, because such warrants are not exercisable until the six-month anniversary of the closing date (i.e., November 30, 2019), which is more than 60 days after September 9, 2019. Such warrants also include a beneficial ownership cap which prohibits the issuance of any shares of common stock upon exercise of such warrants if such issuance would cause Lincoln Park’s beneficial ownership of our common stock to exceed 9.9% of our outstanding common stock.

(4)Calculated by dividing (i) the total number of shares beneficially owned by the selling stockholder on September 9, 2019, which pursuant to Rule 13d-3 under the Exchange Act excludes (A) the 707,750 shares which may be sold to Lincoln Park hereunder in connection with the Purchase Agreement, and (B) the 182,515 shares of common stock underlying warrants which were issued to Lincoln Park on May 30, 2019 in the private placement transaction we completed on May 30, 2019, by (ii) the number of shares of our common stock outstanding as of September 9, 2019, excluding the shares referred to in clauses (A) and (B) in clause (i) above.

(5)Calculated by dividing (i) the total number of shares beneficially owned by the selling stockholder on September 9, 2019, assuming all shares of common stock registered hereunder have been resold by (ii) the number of shares of our common stock outstanding as of September 9, 2019, as adjusted to include the 707,750 shares which may be sold to Lincoln Park hereunder in connection with the Purchase Agreement, but excluding the 182,515 shares of common stock underlying warrants which were issued to Lincoln Park on May 30, 2019 in the private placement transaction we completed on May 30, 2019.

PLAN OF DISTRIBUTION

The common stock offered by this prospectus is being offered by the selling stockholder, Lincoln Park.  The common stock may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus could be effected in one or more of the following methods:

•ordinary brokers’ transactions;

•transactions involving cross or block trades;

•through brokers, dealers, or underwriters who may act solely as agents;

•“at the market” into an existing market for the common stock;

•in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

•in privately negotiated transactions; or

•any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Lincoln Park is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Lincoln Park has informed us that it intends to use an unaffiliated broker-dealer to effectuate all sales, if any, of the common stock that it may purchase from us pursuant to the Purchase Agreement.  Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price.  Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act.  Lincoln Park has informed us that each such broker-dealer will receive commissions from Lincoln Park that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the shares offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the common stock sold by Lincoln Park through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of common stock sold by Lincoln Park may be less than or in excess of customary commissions.  Neither we nor Lincoln Park can presently estimate the amount of compensation that any agent will receive from any purchasers of common stock sold by Lincoln Park.

We know of no existing arrangements between Lincoln Park or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the selling stockholder, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares by the selling stockholder, any compensation paid by Lincoln Park to any such brokers, dealers, underwriters or agents, and any other required information.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the shares covered by this prospectus by Lincoln Park.  We have agreed to indemnify Lincoln Park and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.  Lincoln Park has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Lincoln Park specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

Lincoln Park has represented to us that at no time prior to the Purchase Agreement has Lincoln Park or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock.  Lincoln Park agreed that during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised Lincoln Park that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares offered by this prospectus have been sold by Lincoln Park.

Our common stock is listed on the Nasdaq Capital Market under the symbol “WWR”.

DESCRIPTION OF COMMON STOCK

Our certificate of incorporation authorizes us to issue 100,000,000 shares of common stock, par value $0.001 per share. As of September 9, 2019, there were 2,125,156 shares of our common stock issued and 2,124,995 shares of our common stock outstanding, all of which are fully paid and non-assessable. As of August 31, 2019, there were 39,488 shares of common stock issuable upon the exercise of outstanding options, 197,622 shares of common stock issuable upon exercise of outstanding warrants, including warrants to purchase 182,515 shares of our common stock held by Lincoln Park, and 1,695 shares issuable upon the vesting of outstanding restricted stock units, and as of April 18, 2019, 45,336 shares of common stock reserved for future issuance under our 2013 Omnibus Incentive Plan, as amended.

Each share of our common stock is entitled to one vote for all purposes and cumulative voting is not permitted in the election of directors. Accordingly, the holders of more than fifty percent of all of the outstanding shares of our common stock can elect all of the directors. Matters to be voted upon by the holders of our common stock require the affirmative vote of a majority of the votes cast at a stockholders meeting at which a quorum is present.

There are no preemptive, subscription, conversion or redemption rights pertaining to our common stock. The absence of preemptive rights could result in a dilution of the interest of existing stockholders should additional shares of common stock be issued. Holders of our common stock are entitled to receive such dividends as may be declared by our Board of Directors out of assets legally available and to share ratably in our assets upon liquidation.

Computershare Trust Company is the transfer agent and registrar for our common stock.

Following the close of trading on April 22, 2019, the Company effected a one-for-fifty reverse stock split of its issued and outstanding common stock. The common stock commenced trading on the Nasdaq Capital Market on a split-adjusted basis upon the open of trading on April 23, 2019. Such reverse stock split reduced the number of our outstanding common stock from approximately 74.7 million shares to approximately 1.5 million shares of common stock.

Our common stock is listed on the Nasdaq Capital Market under the symbol “WWR.”

Possible Anti-Takeover Effects of Delaware Law and our Certificate of Incorporation and Bylaws

Certain provisions of Delaware law, our restated certificate of incorporation and our amended and restated bylaws discussed below could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our common stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or in our best interests. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and in the policies formulated by the Board of Directors and may discourage certain types of transactions that may involve an actual or threatened change of control of us. The provisions also are intended to discourage certain tactics that may be used in proxy fights. Such provisions also may have the effect of preventing changes in our management.

Delaware Statutory Business Combinations Provision

We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of Section 203, a “business combination” is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and, subject to certain exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation’s voting stock.

Authorized but Unissued Stock

Our restated certificate of incorporation authorizes the issuance of up to 100,000,000 shares of capital stock, par value $0.001 per share. As of September 9, 2019, 2,125,156 shares of our common stock were issued and 2,124,995 shares of our common stock were outstanding. Our Board of Directors has the authority, without further approval of the stockholders, to issue such shares, which would adversely affect the voting power and ownership interest of holders of our common stock. This authority may have the effect of deterring hostile takeovers, delaying or preventing a change in control, and discouraging bids for our common stock at a premium over the market price.

Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors

Our amended and restated bylaws provide that, for nominations to the Board of Directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the proposal in writing to our Secretary. For an annual meeting, a stockholder’s notice generally must be delivered not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Detailed requirements as to the form of the notice and information required in the notice are specified in the amended and restated bylaws. If it is determined that business was not properly brought before a meeting in accordance with our bylaw provisions, such business will not be conducted at the meeting.

Amendment of Bylaws

Our Board of Directors is expressly authorized to alter or repeal our bylaws.

Special Meetings of Stockholders

Special meetings of the stockholders may be called only by our Chairman, President or pursuant to a resolution adopted by a majority of the total number of directors. Stockholders may not propose business to be brought before a special meeting of the stockholders.

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Hogan Lovells US LLP, Denver, Colorado.

EXPERTS

The consolidated financial statements of Westwater Resources, Inc. for the fiscal years ended December 31, 2018 and December 31, 2017 incorporated in this prospectus by reference from Westwater Resources, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2018 have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference.  Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus forms part of a registration statement on Form S-1 filed by us with the SEC under the Securities Act. As permitted by the SEC, this prospectus does not contain all the information set forth in the registration statement filed with the SEC. For a more complete understanding of this offering, you should refer to the complete registration statement, including the exhibits thereto, on Form S-1 that may be obtained as described below. Statements contained or incorporated by reference in this prospectus or any prospectus supplement about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement of which this prospectus forms a part, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from commercial retrieval services and at the website maintained by the

SEC at www.sec.gov. The reports and other information filed by us with the SEC are also available at our website. The address of the Company’s website is www.westwaterresources.net. Information contained on our website or that can be accessed through our website is not incorporated by reference into this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate information into this prospectus “by reference,” which means that we can disclose important information to you by referring you to another document that we file separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. These documents contain important information about Westwater and its financial condition, business and results.

We are incorporating by reference the filings listed below and any additional documents that we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date we file this prospectus and prior to the termination of the offering, except we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K and corresponding information furnished under Item 9.01 as an exhibit thereto:

•our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on February 15, 2019;

•the portions of our definitive proxy statement on Schedule 14A filed February 25, 2019 specifically incorporated by reference in Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018;

•our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019, filed with the SEC on May 7, 2019 and August 7, 2019, respectively;

•our Current Reports on Form 8-K filed with the SEC on March 7, 2019, March 15, 2019, April 18, 2019, April 22, 2019, May 9, 2019, May 31, 2019, June 11, 2019, June 28, 2019, August 7, 2019 and September 6, 2019 (except that any portions thereof which are furnished and not filed shall not be deemed incorporated); and

•the description of our common stock contained in our Form 8-A filed on April 11, 2007, including any amendments or reports filed for the purpose of updating the description.

We will provide, without charge, to each person to whom a copy of this prospectus has been delivered, including any beneficial owner, a copy of any and all of the documents referred to herein that are summarized in this prospectus, if such person makes a written or oral request directed to:

Westwater Resources, Inc.
6950 South Potomac Street, Suite 300
Centennial, Colorado 80112
Attn: Corporate Secretary
(303) 531-0516

707,750 Shares

WESTWATER RESOURCES, INC.

Common Stock

PROSPECTUS

September 20, 2019